UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2023

Ambrx Biopharma Inc.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-40505	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10975 North Torrey Pines Road La Jolla, California		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 875-2400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value US $0.0001 per share*	N/A	Nasdaq Global Select Market *

American Depositary Shares, each representing seven ordinary shares, par value US $0.0001 per share	AMAM	Nasdaq Global Select Market

*

Not for trading, but only in connection with the listing of the American depositary shares on the Nasdaq Global Select Market. The American depositary shares represent the right to receive the ordinary shares and are being registered under the Securities Act of 1933 pursuant to a separate Registration Statement on Form F-6. Accordingly, the American depositary shares are exempt from registration under Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

Ambrx Biopharma Inc., a Cayman Islands exempted company (“Ambrx”) intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware pursuant to the transactions contemplated by the Merger (as defined below). On August 25, 2023, New Ambrx Biopharma Inc., a Delaware corporation and wholly owned subsidiary of Ambrx (“NewCo”), filed a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant documents related to various proposals, including a proposal to approve the Merger (as defined below). Pursuant to the terms of the Agreement and Plan of Merger to be entered into, by and among NewCo, Merger Sub (as defined below) and Ambrx (the “Merger Agreement”), Ambrx Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and newly-formed direct wholly owned subsidiary of NewCo, will merge with and into Ambrx, with Ambrx surviving as a direct wholly owned subsidiary of NewCo (the “Merger”), as more fully described in the preliminary proxy statement/prospectus. In connection with the Merger, NewCo will change its name to Ambrx Biopharma, Inc.

Upon completion of the Merger, NewCo would, in effect, replace Ambrx as the publicly held corporation traded on the NASDAQ Global Select Market under the symbol “AMAM.” In accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), the shares of common stock of NewCo will be deemed to be registered under Section 12(b) of the Exchange Act as the successor to Ambrx.

The directors and executive officers of NewCo immediately following the Merger would be the same individuals who were directors and executive officers, respectively, of Ambrx immediately prior to the Merger.

The Merger Agreement is subject to specified conditions, including approval by Ambrx’s shareholders at the extraordinary general meeting of Ambrx (the “Special Meeting”), which is currently expected to occur in the fourth quarter of 2023. If such conditions are satisfied, it is currently expected that the Merger would be completed shortly after the Special Meeting.

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time of the Merger by action of the board of directors of Ambrx if it should determine that for any reason the completion of the transactions provided for therein would be inadvisable or not in the best interest of Ambrx or its shareholders.

Additional Information and Where to Find It

NewCo has filed a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed Merger. AMBRX SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN FILED AND MAILED, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors may obtain a free copy of the preliminary proxy statement/prospectus and other filings containing information about Ambrx, NewCo and the proposed Merger, from the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the preliminary proxy statement/prospectus and other filings containing information about Ambrx, NewCo and the proposed Merger can be obtained without charge by directing a request to Ambrx Biopharma Inc., 10975 North Torrey Pines Road, La Jolla, California 92037 (telephone 858-875-2400) or accessing them on Ambrx’s corporate website at www.ambrx.com.

Ambrx, its directors, executive officers, certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Ambrx in favor of the proposed Reorganization. In addition, Ambrx has engaged Morrow Sodali LLC to aid in the solicitation of proxies for the Special Meeting, and Morrow Sodali LLC. may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. Ambrx will pay Morrow Sodali LLC approximately $15,000 for its proxy solicitation services, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. Solicitations also may be made by mail, email, personal interview, telephone or other electronic transmission by directors, officers and other employees of Ambrx without additional compensation.

Additional information regarding the interests of potential participants in the proxy solicitation is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant documents that Ambrx and NewCo have filed and intend to file with the SEC in connection with the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBRX BIOPHARMA INC.
(Registrant)

Date: August 25, 2023	By:	/s/ Sonja Nelson
	Name:	Sonja Nelson
	Title:	Chief Financial Officer